For Immediate Release
Date: October 26, 2006

Contact: Mary Beth Steiginga,
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Record Earnings for the Third Quarter, 2006, Announces Forming a New Relationship with Elan Financial Services and Disposes of Certain Assets

Midland Park, NJ - October 26, 2006- Stewardship Financial Corporation (OTC:SSFN) (the “Corporation”), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended September 30, 2006 of $1.23 million or $0.24 basic earnings per share, an increase of 5.7% and 4.3% respectively, as compared to net income of $1.16 million, or $0.23 basic earnings per share for the same three (3) month period in 2005. Fully diluted earnings per share were $0.24 for the three (3) months ended September 30, 2006 as compared to $0.23 for the three (3) months ended September 30, 2005.

For the nine (9) months ended September 30, 2006, Stewardship Financial Corporation reported net income of $3.50 million or $0.70 basic earnings per share, an increase of 6.0% and 6.1% respectively, as compared to net income of $3.30 million or $0.66 basic earnings per share for the same nine (9) month period in 2005. Diluted earnings per share were $0.69 for the nine (9) months ended September 30, 2006, an increase of 4.5% over the diluted earnings per share of $0.66 for the nine (9) months ended September 30, 2005.

Per share calculations have been adjusted for a 5% stock dividend paid in November 2005, a 4-for-3 stock split effective on July 1, 2005 and a 5% stock dividend payable on November 15, 2006.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to report a record earnings increase for the period ending September 30, 2006. Although the flat yield curve and competitive deposit interest rate environment continue to contribute to pressure on net interest margin, our earnings remain strong. We are also proud to report that we have surpassed the milestone of $500 million in total assets.”

Stewardship Financial Corporation’s total assets reached $509.1 million at September 30, 2006, compared to $473.6 million at September 30, 2005, resulting in growth of 7.5%. Total loans increased 12.5% to $366.1 million at September 30, 2006, compared to $325.6 million at September 30, 2005. Total deposits were $426.7 million at September 30, 2006, compared to $409.6 million a year ago, resulting in growth of 4.2%. Total stockholders’ equity increased 9.9% to $36.6 million at September 30, 2006, compared to $33.3 million a year ago.

Stewardship Financial Corporation also announced that its wholly owned subsidiary, Atlantic Stewardship Bank (the “Bank”) has entered into an agreement with Elan Financial Services (“Elan”), a national credit card issuer. Under this agreement, Elan has agreed to purchase the Bank’s existing credit card portfolio, and subsequently will issue credit cards for the Bank under the name of Atlantic Stewardship Bank. It is anticipated that the settlement of the sale will occur in late October 2006 or early November 2006.

As of September 30, 2006, the Bank held approximately $3.5 million in credit card receivables. Although the estimate is preliminary in nature and may be subject to adjustment following the closing of the transaction, the Corporation anticipates that it will recognize a gain for the fourth quarter of 2006, net of income taxes, of approximately $400,000 to $500,000 as a result of the sale to Elan. In addition, the Bank will continue to earn certain fees from ongoing portfolio activity.

In discussing the execution of the agreement with Elan, Mr. Van Ostenbridge stated, “We are always looking for opportunities which will provide our customers with the best in products and services. Elan is a leader in the credit card payment and services industry and will be able to provide our customers with a choice selection of credit card products, complimented by superior customer service.”

The Corporation also announced that it sold $17.3 million of available for sale securities that were yielding less than 5 percent, resulting in an after-tax charge of approximately $380,000. The proceeds were used to purchase higher yielding securities and to fund loan growth. The Corporation anticipates that the transaction will reduce exposure to future interest rate risk and enhance long-term financial performance.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood,

Waldwick, and Wayne (3), New Jersey. The 11th branch is expected to open in Wyckoff, New Jersey during the first quarter of 2007. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operation, gain on the sale of the Bank’s credit card portfolio, the results of the sale of other assets and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, the final determination, calculation and review of expected results and the imposition of possible accounting adjustments thereto, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2006	2005	2006	2005
Selected Operating Data:
Total interest income	$22,111	$18,176	$7,793	$6,461
Total interest expense	7,807	4,681	2,928	1,847
Net interest income before provision
for loan loss	14,304	13,495	4,865	4,614
Provision for loan loss	250	450	90	150
Net interest income after provision
for loan loss	14,054	13,045	4,775	4,464

(Losses) gains on sales of securities	-	-	-	-
Other noninterest income	2,885	2,399	983	854
	2,885	2,399	983	854

Noninterest expense	11,509	10,318	3,868	3,552
Income before income tax expense	5,430	5,126	1,890	1,766
Income tax expense	1,929	1,824	665	607
Net income	$3,501	$3,302	$1,225	$1,159

Basic earnings per share	$0.70	$0.66	$0.24	$0.23
Diluted earnings per share	$0.69	$0.66	$0.24	$0.23

	At September 30,
	2006	2005
Selected Financial Data:
Total assets	$509,130	$473,593
Total loans, net of deferred loan fees	366,098	325,557
Allowance for loan losses	4,086	4,714
Total deposits	426,749	409,598
Stockholders' equity	36,600	33,312

	At or for the nine month period
	ended September 30,
	2006	2005
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.96%	1.00%
Annualized return on average equity (ROE)	13.41%	13.83%
Tier 1 equity to total assets	8.56%	8.51%
Book value per share	$7.29	$6.65

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2005, a 4 for 3 stock split issued July 1, 2005 and a 5% dividend payable November 15, 2006.